UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EVERCORE INC.

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[Cover E-mail]

Dear Shareholder:

I wanted to follow up on my previous email regarding our equity plan proposal. While we appreciate your independent analysis, we also wanted to share our response to ISS’s recommendation against our equity plan proposal, which is attached. We believe this recommendation reflects a fundamental flaw in ISS’s methodology. ISS focuses solely on gross share issuance and gives no credit for offsetting share repurchases. In practice, however, we have administered our equity plan alongside an active share repurchase program for more than a decade. As a result, our overall share count has declined over time, and shareholders have not experienced dilution. In fact, we have achieved a negative net burn rate over the past three years.

We also thought you may find interesting an article published by FCLTGlobal, an organization focused on long-term investing and governance, addressing this same issue in the context of targeted share repurchase programs: https://www.fcltglobal.org/resource/iss-calls-it-dilution-it-isnt/ . FCLTGlobal published this piece as part of its ongoing research into the structural barriers companies face when trying to expand equity ownership to employees. The article discusses how ISS’s methodology measures gross share issuance rather than net dilution and therefore can produce negative recommendations even where companies are actively repurchasing shares and reducing overall share count, as is the case with Evercore.

Please let us know if a call would be helpful to address any questions or concerns you may have in advance of the Annual Meeting.

Thank you for your time and consideration of this very important matter for us.

Dear Shareholder:

We are writing to ask for your critical support for the proposals to be voted on at Evercore’s 2026 Annual Meeting of Stockholders and to express our appreciation for your independent analysis in conducting your evaluation. Our Board continues to unanimously recommend you cast your vote FOR all proposals, and we would like to draw your attention specifically to Proposal No. 4, our proposal to increase the number of shares available under our equity incentive plan by 5.0 million shares. We are requesting an additional 5.0 million shares to provide greater certainty in managing our compensation program and to support a long-term, strategic approach to planning—consistent with a firm of our size and complexity.

In its report (the “ISS Report”), Institutional Shareholder Services (“ISS”) supported our say-on-pay proposal and overall compensation program, acknowledging the alignment of pay and performance among other best practices of our compensation program. Nevertheless, as it has done in the past, ISS recommends shareholders vote against Proposal No. 4, based on its application of quantitative tests that fail to account for our anti-dilutive actions and that, in our view, are not well suited to our business and compensation model, industry, and equity compensation needs. Given its recommendation, and the importance of the proposal to our long-standing business and compensation strategy, we believe it is imperative that we highlight the shortcomings of ISS’s analysis, which we have described in detail in Attachment A.

In addition to the flaws with its analysis, the ISS Report does not address the significant implications for us and our shareholders if their recommendation is followed. If our proposal fails, we may be compelled to take one or more actions that our Board believes are not in the best interests of shareholders:

•

Replace the compensation paid to our employees in equity with cash or deferred cash, thereby decreasing their long-term alignment with investors and reducing cash available to distribute to shareholders;

•

Reduce the proportion of client-facing and revenue-generating employees that receive equity compensation, limiting the scope of our employee base that is aligned with shareholders and similarly reducing cash available to distribute to shareholders; or

•

Reduce our overall employee compensation, which is currently competitive and required to recruit, retain, promote and motivate key employees, especially in the midst of increased competition for top talent.

Evercore believes that any of these actions would be detrimental to our ability to continue executing our growth strategy and creating value for shareholders.

As you make your voting decision, we ask that you bear in mind that as a human capital-based business, equity is a fundamental element of our pay-for–performance compensation and retention philosophy that motivates our employees throughout the organization. Over the past three years, more than 90% of all equity awards granted have been granted to non-executive officers. We also ask that you consider the impact of our share repurchase program, which is not reflected in the ISS analysis and has resulted in an average net negative burn rate of -0.6% over the past three years. We believe this approach has contributed meaningfully to our strong financial performance and our 241% five-year total shareholder return as of December 31, 2025, which outpaced our peers, the S&P 500 and the S&P 500 Financials, as discussed in greater detail in our proxy materials. We have a track record of prudent equity compensation management, which has been critical for the successful execution of our growth strategy, employee retention and in our recruitment and promotion of our Senior Managing Directors, who are the primary drivers of our revenue. We thank you for the time you have focused on this matter and your careful consideration of this proposal, and for all the previously discussed reasons, our Board recommends that you vote “FOR” Proposal No. 4.

Attachment A

I.	ISS’ Report Positively Highlights Numerous Qualitative Aspects of our Overall Compensation Practices

As a preliminary matter, in analyzing the ISS Report, it is important to recognize that the adverse recommendation was not due to concerns with the attributes of our overall compensation program or our underlying corporate governance policies. In fact, ISS supported our say-on-pay proposal again this year. In particular, ISS found that the pay and performance of our CEO is reasonably aligned and found that support for our compensation committee members is warranted. It also acknowledged the best practices in our plan and our compensation program more broadly:

✓ No repricing (or cash buybacks) of underwater stock options or stock appreciation rights ✓ No “evergreen” provision ✓ No “liberal share recycling	✓ No hedging of equity securities ✓ Four-year deferred vesting of RSUs ✓ Alignment of Pay and Performance ✓ NEO awards are subject to clawback

While ISS is aligned with us in its support of our overall compensation program and our Compensation Committee members, it does not support our use of equity compensation, which is a core component of that program and an important and effective vehicle for delivering a portion of overall compensation for a human capital-based business. This structure has served us well, as can be seen by the talented and highly productive SMDs we have hired over the years and our strong growth and financial performance, as described in our 2026 Proxy Statement.

Shareholders have also recognized the value of our compensation program. Last year, more than 94 percent of votes cast supported our say-on-pay proposal and our shareholders have supported each of our three prior equity plan proposals. Our engagement with shareholders has revealed that the broad support for our overall program and use of equity is due to our shareholders taking the time to understand our business model and the benefits of using equity compensation in a human capital-based business and the flaws in ISS’s models.

II.	The ISS Report Excludes from Its Quantitative Burn-Rate and Dilution Analyses the Anti-Dilutive Impact of our Share Repurchase Program.

Our share repurchase program is a fundamental component of our equity compensation strategy and reflects our Board’s long-standing commitment to broad-based employee ownership while minimizing shareholder dilution. Although we use equity compensation broadly across the organization, we have more than offset the resulting share issuance through repurchases. Over the past three years, while ISS calculated our unadjusted average burn rate at 5.35%, our repurchase activity resulted in a net burn rate of -0.6%.

The ISS methodology fails to account for these anti-dilutive actions and, in effect, penalizes us twice by excluding repurchases from the numerator of its analysis while simultaneously reducing the denominator through the lower share count created by those repurchases. As a result, the ISS framework is fundamentally misaligned with our long-standing, shareholder-approved compensation model and makes it difficult for companies with broad-based equity programs and active repurchase practices to receive a favorable recommendation. As a practical matter, conforming to the ISS benchmark would require a significant overhaul of a compensation strategy that has contributed meaningfully to our long-term growth and performance.

III.	The ISS Report Compares Our Equity Compensation Practices to a Peer Group with Materially Different Capital Structures and Business Models.

Our Board, considering all relevant factors, has consistently determined it is in the best interests of our shareholders to employ a broad-based equity compensation program paired together with anti-dilutive actions. Our direct peers, other publicly traded independent investment banking advisory firms, similarly operate human capital-based businesses and have decided to employ similar equity compensation programs. Our use of equity and related performance on quantitative tests is comparable to this peer group. For example, while we do not believe that traditional burn rate calculations that are calculated without taking into account repurchases are a meaningful metric for us on a standalone basis, these metrics (and other stock compensation metrics) demonstrate that our equity compensation practices are in line with our direct public independent investment banking advisory firm peer group.

3 Year Average Burn Rate (Not Adjusted for Repurchases)*		3 Year Average of Stock Compensation Expense*
Firm	Three-Year Average Burn Rate	Firm	3 Year Average Stock Comp Expense (000s)	Percentage of GAAP Net Revenue	Per Employee
Evercore	5.7%	Evercore	$368,627	11.94%	$154,777
Lazard	8.7%	Lazard	$296,000	10.25%	$90,033
Moelis	5.0%	Moelis	$183,298	15.42%	$141,507
PJT Partners	5.7%	PJT Partners	$207,355	14.27%	$184,097
PWP	7.6%	Houlihan Lokey	$163,991	8.05%	$62,173
Average	6.54%	PWP	$144,287	24.17%	$263,364
		Average	$227,260	14.02%	$149,325

*	See pgs. 76-77 of our 2026 Proxy Statement, available at https://investors.evercore.com/shareholder-services/online-investor-kit, for methodology.

A core flaw in the ISS analysis is its reliance on a peer group that we do not believe is appropriate for Evercore’s business. ISS compares us against a broad “Financial Services” group that includes lenders, trading firms, mortgage REITs and asset managers — businesses that are materially less dependent on human capital and therefore do not share our rationale for broad-based equity compensation. The disconnect is reflected in the ISS Report itself: our three-year average equity grants to NEOs are less than one-sixth of the peer group average, underscoring how fundamentally different our compensation model is from many of these firms. Yet ISS evaluates our program under the same framework. Many of the firms in the ISS peer group generate revenue primarily from financial capital rather than advisory talent, while others rely on compensation structures such as carried interest or product-based deferred compensation instead of broad-based equity ownership. As a result, we do not believe comparisons across these fundamentally different business models provide a meaningful basis for evaluating our equity program. We continue to believe the most relevant comparison group is publicly traded independent investment banking advisory firms, and, as discussed in our 2026 Proxy Statement, our compensation practices are comparable to those peers.

IV.	Conclusion

In closing, we ask that as you make your voting decision, you consider the concerns identified in this Attachment when evaluating the ISS recommendation. While we understand ISS’ rationale for maintaining a standard quantitative framework, we believe it does a disservice to our shareholders by failing to compare us to an appropriate peer group and refusing to adjust its analysis for our anti-dilutive practices. We thank you for the time you have focused on this matter and your careful consideration of this proposal, and for all the previously discussed reasons, our Board recommends that you vote “FOR” Proposal No. 4.